SUB-ITEM 77C AND 77M ATTACHMENT

On March 24, 2000, the shareholders of the O'Shaughnessy Funds approved a plan of reorganization whereby on that date, the O'Shaughnessy Cornerstone Growth Fund acquired all the net assets of the O'Shaughnessy Aggressive Growth Fund and the O'Shaughnessy Cornerstone Value Fund acquired all the net assets of the O'Shaughnessy Dogs of the Market Fund. These acquisitions were accomplished by the tax-free exchange of shares of equal value on the acquisition date, pursuant to a plan of reorganization approved by the O'Shaughnessy Funds' shareholders.


Shares voted to approve the Agreement and Plan of Reorganization between the O'Shaughnessy Dogs of the Market Fund and the O'Shaughnessy Cornerstone Value Fund

FOR 558,338                         AGAINST 16,135


Shares voted to approve the Agreement and Plan of Reorganization between the O'Shaughnessy Aggressive Growth Fund and the O'Shaughnessy Cornerstone Growth Fund

FOR 452,027                         AGAINST 52,117


Exhibit list
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Registration Statement on Form N-14